Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,
ORANGE COUNTY, SACRAMENTO,
WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

October 28, 2008

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 200

Seal Beach, CA 90740

Re:	4,419,192 Shares of Common Stock and Warrants to Purchase up to 4,450,757 Shares of Common Stock of Clean Energy Fuels Corp.

Ladies and Gentlemen:

We are acting as counsel to Clean Energy Fuels Corp., a Delaware corporation (the “Company”) in connection with the issuance and sale of 4,419,192 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to 4,450,757 shares of Common Stock (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-152306) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, the Warrants and the Warrant Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinions are subject to the following qualifications and exceptions:

(i)            The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(ii)           Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Warrants and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Warrants is not material.

(iii)          The enforceability of any provision of the Warrants which purports to transfer rights under a contract the transfer of which is prohibited or restricted (by a requirement of consent or otherwise) by the contract or by law.

(iv)          The enforceability of any provision of the Warrants which purports to prohibit or restrict a transfer of rights under the Warrants.

(v)           The enforceability of any provision of the Warrants imposing or which are construed as effectively imposing a penalty.

(vi)          The enforceability of any provision of the Warrants to the extent it permits any purchaser of a participation interest to set off or apply any deposit, property or indebtedness with respect to any participation interest.

(vii)         The enforceability of any provision of the Warrants which purports to establish evidentiary standards or to make determinations conclusive or powers absolute.

(viii)        The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Warrants or to aid in the interpretation of the Warrants.

(ix)           The enforceability of any provision of the Warrants providing for arbitration of disputes to the extent that arbitration of a particular dispute would be against public policy.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.             The Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

2.             When duly executed and delivered by the Company in the manner contemplated by the Prospectus, the Warrants will be valid, binding and enforceable obligations of the Company.

3.             The Warrant Shares have been duly authorized and, upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation law of the State of Delaware, and, with respect to the Warrants, the substantive laws of the State of New York and the State of Delaware (without reference to choice-of-law rules), as in effect on the date hereof.  We express no opinion as to enforceability of the New York choice-of-law provision contained in the Warrants.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to us under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/  Morrison & Foerster LLP